Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On April 26, 2011, People’s Liberation, Inc., a Delaware corporation (“People’s Liberation”), and its wholly owned subsidiary Bella Rose, LLC, a California limited liability company (“BR” and together with People’s Liberation, the “Sellers”), completed the sale of BR’s 50% membership interest in J. Lindeberg USA, LLC (“Lindeberg USA”) to J. Lindeberg USA Corp. (“Buyer”) pursuant to the terms of a Unit Purchase Agreement entered into by the parties on April 7, 2011.

The following unaudited pro forma financial statements of People’s Liberation are presented to comply with Article 8.05 Regulation S-X and follow proscribed SEC guidelines. The unaudited pro forma financial statements do not purport to present what the Company’s results would have been had the disposition actually occurred on the dates presented or to project the Company’s results from operations or financial position for any future period. The proscribed guidelines limit pro forma adjustments to those that are directly attributable to the disposition on a factually supportable basis. Further, the guidelines do not allow for the pro forma effect of cost saving actions that could have been taken by management if the sale of assets had occurred in prior periods.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010, presents pro forma effects of the transaction as if the sale had occurred on December 31, 2010. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2010, presents the pro forma effects as if the transaction occurred on January 1, 2010.

These unaudited pro forma financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended December 31, 2010 included in the Company annual report filed on Form 10-K on March 31, 2011.

PEOPLE’S LIBERATION, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2010

	As Reported	Pro Forma Adjustment (A)	Pro Forma Adjustment (B)	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$1,461,601	$(276,858)	$900,000	$2,084,743
Restricted cash	156,248	-	-	156,248
Due from factors	363,319	(84,379)	-	278,940
Accounts receivable, net of allowance for doubtful accounts	270,328	(202,601)	-	67,727
Inventories	2,691,714	(1,079,497)	-	1,612,217
Prepaid expenses and other current assets	140,905	(115,624)	-	25,281
Note receivable	-	-	750,000	750,000
Deferred income tax assets, current	450,000	(66,000)		384,000
Total current assets	5,534,115	(1,824,959)	1,650,000	5,359,156

Property and equipment, net of accumulated depreciation and amortization	1,862,084	(684,028)	-	1,178,056
Trademarks, net of accumulated amortization	629,799	-	-	629,799
Intangible asset	428,572	-	-	428,572
Other assets	461,066	(391,100)	-	69,966
Net deferred income tax asset, long-term	384,000	140,000	-	524,000
Total assets	$9,299,636	$(2,760,087)	$1,650,000	$8,189,549

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$5,330,769	$(658,840)	$-	$4,671,929
Current portion of due to member	219,127	(286,111)	66,984	-
Income taxes payable	39,082	(17,765)	225,000	246,317
Total current liabilities	5,588,978	(962,716)	291,984	4,918,246

Long-Term Liabilities:
Deferred lease obligations	443,487	(60,673)	-	382,814
Due to member, net of current portion	325,000	(325,000)	-	-
Note payable to related parties	750,000	-	-	750,000
Total long-term liabilities	1,518,487	(385,673)	-	1,132,814
Total liabilities	7,107,465	(1,348,389)	291,984	6,051,060

Stockholders’ equity:
Common stock, $0.001 par value, 150,000,000 shares authorized; 36,002,563 shares issued and outstanding at December 31, 2010	36,002	-	-	36,002
Additional paid-in capital	8,170,313	-	-	8,170,313
Accumulated deficit	(5,453,514)	-	1,852,929	(3,600,585)
Total stockholders’ equity	2,752,801	-	1,852,929	4,605,730

Noncontrolling interest	(560,630)	(1,906,611)	-	(2,467,241)
Total equity	2,192,171	(1,906,611)	1,852,929	2,138,489
Total liabilities and stockholders’ equity	$9,299,636	$(3,255,000)	$2,144,913	$8,189,549

See accompanying notes to the unaudited pro forma consolidated financial statements.

PEOPLE’S LIBERATION, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010

	As Reported	Pro Forma Adjustment (A)	Pro Forma

Net revenue	$30,952,508	$(9,035,075)	$21,917,433
Cost of goods sold	16,144,054	(3,926,810)	12,217,244
Gross profit	14,808,454	(5,108,265)	9,700,189

Selling, design and production expenses	7,946,065	(1,970,699)	5,975,366
General and administrative	10,801,967	(3,422,131)	7,379,836

Total operating expenses	18,748,032	(5,392,830)	13,355,202

Loss from operations	(3,939,578)	284,565	(3,655,013)

Interest expense, net	181,574	-	181,574
Other income	(750,000)	-	(750,000)
Total other income	(568,426)	-	(568,426)

Loss before income taxes	(3,371,152)	284,565	(3,086,587)

Income tax benefit	(785,220)	(93,390)	(878,610)

Net loss	(2,585,932)	377,955	(2,207,977)

Noncontrolling interest in subsidiaries’ earnings	(1,670,934)	(188,979)	(1,481,955)

Net loss attributable to common stockholders	$(914,998)	188,976	$(726,022)

Basic and diluted weighted average loss per common share	$(0.03)		$(0.02)

Basic and diluted average common shares outstanding	36,002,563		36,002,563

See accompanying notes to the unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.	Basis of Presentation

On April 26, 2011, the Sellers completed the sale of BR’s 50% membership interest in Lindeberg USA to Buyer pursuant to the terms of a Unit Purchase Agreement entered into by the parties on April 7, 2011.  In consideration for Sellers’ 50% membership interest in Lindeberg USA, Buyer agreed to pay to Sellers an aggregate of $1,650,000, of which $900,000 was paid upon the closing of the transaction and $750,000 will be paid on the six month anniversary of the closing of the transaction.

In connection with the transfer of BR’s membership interest in the assets and liabilities identifiable in Lindeberg USA, certain customer lists and lease agreements related to Lindeberg USA were also transferred to the Sellers.

The unaudited pro forma consolidated balance sheet as of December 31, 2010, present pro forma effects of the transaction as if the sale had occurred on December 31, 2010. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2010 present the pro forma effects as if the sale had occurred on January 1, 2010.

2.	Notes Regarding the Unaudited Pro Forma Adjustments

(A)	The pro forma data reflects the elimination of the assets and liabilities as of December 31, 2010, and direct revenue and costs of Lindeberg USA for the year ended December 31, 2010.

(B)
The unaudited pro forma consolidated balance sheet as of December 31, 2010, present pro forma effects of the transaction, including the receipt of the proceeds, as if the sale had occurred on December 31, 2010.  The estimated tax liability on the gain is calculated using the effective tax rates as of December 31, 2010 and taking into effect Federal net operating losses available to carryforward to future periods.